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FOR IMMEDIATE RELEASE	DRG&E / 713-529-6600
Ken Dennard / Sheila Stuewe
Investor Relations

Luby’s Reports First Quarter Fiscal 2010 Results

HOUSTON, TX – December 17, 2009 – Luby’s, Inc. (NYSE: LUB) (“Luby’s”) today announced its unaudited financial results for the first quarter fiscal 2010, a twelve-week period, which ended on November 18, 2009.  In addition, as a result of the Company’s Cash Flow Improvement and Capital Redeployment Plan (“2010 Business Plan”) announced on October 15, 2009, which included the closure of 25 underperforming stores, the entire fiscal activity of the applicable closed locations has been reclassified to discontinued operations for current and prior fiscal years.

First Quarter Review

•
Restaurant sales were $48.4 million, a decrease of $8.6 million compared to the same quarter last year.  Same-store sales, from 95 restaurants, decreased approximately 13.3% due to a decline in guest traffic and guest frequency, as well as the impact of the shift of customers to lower priced offerings and lower overall prices this year versus last year.

•
Culinary Contract Services revenue increased 9.7% to $3.3 million in the first quarter fiscal 2010 compared to $3.0 million in first quarter fiscal 2009. The increase was due to Culinary Contract Services operating 15 facilities as of November 18, 2009 compared to 11 facilities as of November 19, 2008.

•
Store level profit, defined as restaurant sales less food costs, payroll and related costs, and other operating expenses, declined to $5.1 million in first quarter fiscal 2010 compared to $7.0 million in first quarter fiscal 2009. As a percentage of restaurant sales, store level profit was 10.6% in first quarter fiscal 2010 compared to 12.3% in the same quarter last year. Despite a declining sales environment, the Company’s restaurants continued to focus on improving the management of food costs, payroll and related costs and other operating expenses.

•
In the first quarter fiscal 2010, Luby's reported a loss from continuing operations of $2.9 million, or $0.10 per share, compared to a loss from continuing operations of $1.3 million, or $0.05 per share, in the same quarter last year.

•
During first quarter fiscal 2010, Luby’s generated $3.0 million from the sale of two properties, which was in excess of net book value, resulting in a gain on disposition reflected in Loss from discontinued operations, net of income taxes.

Same-Store Sales (95 stores):	Q1FY10

Reported	(13.3%)

Adjusted	(13.5%)a
_____________
a) Adjusted for the impact of Hurricane Ike in the first quarter fiscal 2009.

Chris Pappas, President and CEO, made the following remarks, “During the first quarter, we launched our previously announced Cash Flow Improvement and Capital Redeployment Plan, strengthening our core store base and positioning ourselves to better weather this challenging economic environment. Our customers, faced with uncertainty, are spending their disposable income judiciously, seeking out value. In order to meet their needs, we continued to provide an array of menu items at attractive price points, including the expansion of our Power Meals to include dinner as well as lunch.”

“During the first quarter, we continued to focus on managing food, labor and operating costs. Each line item on our income statement remains under evaluation for efficiencies, demonstrating our team’s commitment during these challenging times. We are pleased with the progress we have made on our cost management initiatives but, first and foremost, we are determined to increase customer traffic. Our unit management continues to work hard to strengthen our relationship with our guest and improve our menu selection. We hope that our guests will begin to increase the frequency of their visits as we continue to localize our menu offerings. As we move into the holiday season, in order to maintain our market share, we continue to remind our customers about our value proposition, and to develop innovative advertising initiatives to promote our products and brand.”

“For years, the Lu Ann has been one of our most popular items and often we would get questioned about who she is.  Recently, we brought ‘Lu Ann’ to life, dressed in retro, 1950s-style clothes and hairdos similar to the Lu Ann character featured on our billboards.  During this holiday season our customers will get to know Lu Ann as she makes appearances in our stores and out in the community. She has been warmly and enthusiastically greeted by those who spot her and has given out thousands of coupons and other goodies as she has been out and about.  Guests also have the opportunity to win a $1,000 Holiday POWER Shopping Spree if they spot her.  She also collected over five thousand new emails to add to ones we already have, which she can use to communicate with our guests going forward.”

In concluding his remarks, Pappas said, “Since the end of our 2009 fiscal year we have sold two of our closed properties in excess of book value. We also amended our credit agreement in November 2009, better ensuring our access to capital during fiscal 2010.”

Operating Expense Review

Food costs decreased approximately $2.6 million in the first quarter fiscal 2010 compared to the same quarter last year, due primarily to a reduction in sales volumes. Food costs as a percentage of restaurant sales declined to 26.8% in the first quarter fiscal 2010 from 27.4% primarily due to lower commodity prices and operational improvements in food production and menu management.

Payroll and related costs decreased $2.4 million in the first quarter fiscal 2010 compared to the same quarter last year, primarily due to increased efficiencies in crew scheduling, lower crew overtime, and lower management costs partially offset by higher average wages paid to our crew employees. As a percentage of restaurant sales, payroll and related costs increased to 38.1% in the first quarter fiscal 2010 from 36.5% in the same quarter last year primarily due to the decline in restaurant sales.

Other operating expenses primarily include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, services, and occupancy costs. Other operating expenses decreased by approximately $1.7 million compared to the same quarter last year, due primarily to: 1) an approximate $0.4 million reduction in repairs and maintenance expense related to improvements in cost controls, 2) an approximate $0.4 million reduction in utility expense, 3) a decrease of $0.5 million in Hurricane Ike related expenses that occurred in the quarter ended November 19, 2008 and 4) a decrease of $1.0 million in supplies and other operating expenses.  These savings were partially offset by approximately $0.6 million higher marketing and advertising expenses. As a percentage of restaurant sales, other operating expenses increased to 24.5% compared to 23.8% in the same quarter last year, as Luby's continued to invest a greater percentage of sales in advertising and marketing in an effort to increase customer traffic and to enhance brand awareness.

Depreciation and amortization expense declined approximately $0.1 million in the first quarter fiscal 2010 compared to the same quarter last year, due to a slightly lower depreciable asset base reflecting reduced capital spending, net of certain assets reaching the end of their depreciable lives.

General and administrative expenses include corporate salaries and benefits-related costs, including restaurant area leaders, share-based compensation, professional fees, travel and recruiting expenses and other office expenses.  General and administrative expenses decreased by approximately $0.6 million in the first quarter of fiscal 2010 compared to the same quarter last year primarily due to 1) a $0.5 million decrease in corporate salary and benefit expense as a result of reductions in corporate support headcount, net of $0.3 million in severance payments incurred and 2) other smaller reductions in travel, supplies expense, and other net general and administrative expenses.

Outlook
The Company anticipates that any improvement in restaurant sales will lag the broader economic recovery that economists project to begin taking place in calendar year 2010.  For Luby’s to see any material improvements in its same store sales at its retail units, it will take a change in consumer confidence in its areas of operation. The Company currently does not see any signs of improvement in that trend for the 2010 fiscal year.  Luby’s will continue to offer customers competitive price points to promote customer frequency; however, it does not anticipate that significant profit improvements are probable without significant guest traffic increases in fiscal 2010 at most retail units.  Thus a net loss from continuing operations is expected in 2010 at this time.

Conference Call
The Company will host a conference call today at 4:00 p.m., Central Time, to discuss further its 2010 fiscal first quarter results. To access the call live, dial (480) 629-9835 and ask for the Luby’s conference call at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubys.com.  For those who cannot listen to the live call, a telephonic replay will be available through December 24, 2009 and may be accessed by calling (303) 590-3030 and using the pass code 4192211#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby’s

Luby’s operates 96 restaurants in Austin, Dallas, Houston, San Antonio, the Rio Grande Valley and other locations throughout Texas and other states.  Luby’s provides its customers with quality home-style food, value pricing, and outstanding customer service.  Luby’s Culinary Services provides food service management to 14 sites consisting of healthcare, higher education or corporate dining services.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements under the caption “Outlook” and any other statements regarding scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, anticipated financial results in future periods and expectations of industry conditions.

The Company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company.  The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations the Company describes in its “forward-looking statements”: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

Luby’s, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands except per share data)

	Quarter Ended
	November 18, 2009 (12 weeks)	November 19, 2008 (12 weeks)
SALES:
Restaurant sales	$48,426	$57,006
Culinary contract services	3,292	3,002

TOTAL SALES	51,718	60,008
COSTS AND EXPENSES:
Cost of food	12,983	15,614
Payroll and related costs	18,454	20,812
Other operating expenses	11,853	13,575
Opening costs	39	61
Cost of culinary contract services	2,927	2,660
Depreciation and amortization	3,522	3,647
General and administrative expenses	5,482	6,110
Net loss (gain)on disposition of property and equipment	311	(212)

Total costs and expenses	55,571	62,267

LOSS FROM OPERATIONS	(3,853)	(2,259)
Interest income	9	119
Interest expense	(128)	(86)
Impairment charge for decrease in fair value of investments	(459)	—
Other income, net	198	259

Loss before income taxes and discontinued operations	(4,233)	(1,967)
Benefit for income taxes	(1,367)	(666)

Loss from continuing operations	(2,866)	(1,301)
Loss from discontinued operations, net of income taxes	(851)	(891)

NET LOSS	$(3,717)	$(2,192)

Loss per share from continuing operations:
Basic	$(0.10)	$(0.05)
Assuming dilution	(0.10)	(0.05)

Loss per share from discontinued operations:
Basic	$(0.03)	$(0.03)
Assuming dilution	(0.03)	(0.03)

Net loss per share:
Basic	$(0.13)	$(0.08)
Assuming dilution	(0.13)	(0.08)

Weighted average shares outstanding:
Basic	28,111	28,068
Assuming dilution	28,111	28,068

The following table contains information derived from the Company’s Consolidated Statements of Operations expressed as a percentage of sales.  Percentages may not add due to rounding.

	Quarter Ended
	November 18, 2009 (12 weeks)	November 19, 2008 (12 weeks)

Restaurant sales	93.6%	95.0%
Culinary contract services	6.4%	5.0%
TOTAL SALES	100.0%	100.0%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	26.8%	27.4%
Payroll and related costs	38.1%	36.5%
Other operating expenses	24.5%	23.8%
Store level profit	10.6%	12.3%

(As a percentage of total sales)
General and administrative expenses	10.6%	10.2%
LOSS FROM OPERATIONS	(7.5)%	(3.8)%

Luby’s, Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	November 18, 2009	August 26, 2009
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$980	$882
Trade accounts and other receivables, net	1,534	1,463
Food and supply inventories	3,492	2,801
Prepaid expenses	793	655
Assets related to discontinued operations	158	391
Deferred income taxes	269	192

Total current assets	7,226	6,384
Property and equipment, net	143,353	146,250
Long-term investments	5,080	6,903
Deferred incomes taxes	6,467	5,082
Property held for sale	3,858	3,858
Assets related to discontinued operations	24,252	25,794
Other assets	173	241

Total assets	$190,409	$194,512
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$9,563	$11,541
Liabilities related to discontinued operations	1,452	1,888
Accrued expenses and other liabilities	15,057	14,045
Total current liabilities	26,072	27,474
Credit facility debt	600	—
Liabilities related to discontinued operations	456	382
Other liabilities	3,561	3,524
Total liabilities	30,689	31,380
Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,523,151 and 28,494,511, respectively; Shares outstanding were 28,023,151 and 27,994,511, respectively	9,129	9,118
Paid-in capital	22,283	21,989
Retained earnings	133,083	136,800
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)

Total shareholders’ equity	159,720	163,132

Total liabilities and shareholders’ equity	$190,409	$194,512

Luby’s, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Quarter ended
	November 18, 2009	November 19, 2008
	(12 weeks)	(12 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,717)	$(2,192)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for asset impairments, net of gains and losses on property sales	(862)	(210)
Depreciation and amortization	3,799	4,365
Impairment charge for decrease in fair value of investments	459
Amortization of debt issuance cost	67	20
Non-cash compensation expense	63	68
Share-based compensation expense	242	283
Deferred tax benefit	(3,583)	(1,264)
Cash provided by (used in) operating activities before changes in operating assets and liabilities	(3,532)	1,070
Changes in operating assets and liabilities:
Increase in trade accounts and other receivables, net	(64)	(572)
Increase in food and supply inventories	(461)	(945)
Increase in prepaid expenses and other assets	(142)	(1,046)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(254)	3,146
Net cash provided by (used in) operating activities	(3,945)	1,653
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from redemption of long-term investments	1,364	500
Proceeds from disposal of assets and property held for sale	3,016	1,111
Purchases of property and equipment	(933)	(5,477)
Net cash provided by (used in) investing activities	3,447	(3,866)
CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	16,400	5,000
Credit facility repayments	(15,800)	(5,000)
Net cash provided by financing activities	600	—
Net decrease in cash and cash equivalents	98	(2,213)
Cash and cash equivalents at beginning of period	882	4,566
Cash and cash equivalents at end of period	$980	$2,353
Cash paid for:
Income taxes	$—	$—
Interest	34	67